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                                                                 Exhibit 10.26
                              MANAGEMENT AGREEMENT


    This Management Agreement (the "Agreement") dated as of November 30, 1992, between Capital Realty Group Senior Housing, Inc. d/b/a Capital Senior Living, Inc., a Texas corporation ("Manager"), and Jacques-Miller Healthcare Properties, L.P., a Delaware limited partnership ("Owner").

                              W I T N E S S E T H:

    WHEREAS, owner beneficially owns Cedarbrook, Cane Creek, Crenshaw Creek, and Sandybrook, that certain 144 bed facilities (collectively the "Facility"), located at Gallatin and Goodlettsville, Tennessee, Martin, Tennessee, Waxhaw Township, South Carolina, and Mt. Dora, Florida respectively; and

    WHEREAS, Manager has certain asset management and property management duties under the First Amendment To Restated Lease Agreement dated November 30, 1992 regarding the Facility (the "Lease"); and

    WHEREAS, Owner is indebted to Third National Bank and First American National Bank in the approximate amount of $4,000,000.00 which is secured by the Lease; and

    WHEREAS, Owner desires to engage Manager and Manager is willing, to provide leasing, releasing, leasing related services, and asset management related services regarding the Facility, pursuant to the terms and conditions set forth herein.

    NOW THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Retention of Manager. Owner hereby retains Manager to provide leasing, releasing, leasing related services, and asset management related services in connection with the Facility under the terms and conditions set forth herein.

         2. Responsibilities of Manager. During the Term, as defined below, Manager shall provide the following leasing, releasing, leasing related services, and asset management related services to Owner in connection with the operation of the Facility.

                 A.       Leasing Services.  Manager shall select and direct
                          the performance of the Facility lessee, and Manager shall be responsible for the operation of the
                          Facility and execution on a daily basis of policies established by Manager and Owner in accordance with this Agreement.
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                 B.       Releasing Services.  Manager shall select, negotiate,
                          and cause to be documented any releasing or modification of the lease to the Facility in accordance with terms and provisions that are acceptable to owner and recommended by Manager in accordance with this Agreement.

                 C. Fiscal Year: Budget. The fiscal year for the Facility shall be January 1 - December 31st. Within approximately 60 days following the date of this agreement, Manager shall review and modify the Facility's current repair and improvement budget and submit this revised budget to Owner for approval. In addition, at least forty-five (45) days prior to the start of each fiscal year, Manager shall prepare and submit to Owner for its review and approval, which approval shall not be unreasonably withheld, an annual repair and improvement budget for the following year (the "Budget"). Thereafter, Manager shall be entitled to make or commit Owner to make expenditures which are reflected in the Budget, as well as expenditures which individually do not exceed 10% of the amounts set forth therein for the applicable capital item (the "Budget Threshold"). Except for emergency repairs referred to in section 2(H), any unbudgeted expenditures and/or expenditures in excess of the Budget Threshold shall be subject to Owner's approval, which shall not be unreasonably withheld.

                 D. Operational Policies. Manager shall maintain all operational policies necessary to establish and maintain the operational standards appropriate for the nature of the Facility.

                 E. On-Site Inspection. Manager shall visit and perform an on-site review of the Facility on at least a quarterly basis, which on-site review shall include lessee's general ledger, financial statements, cost reports, reimbursement information, survey reports, and any notices of deficiency from Medicare, Medicaid, any other payor, or any state or federal regulatory agency.

                 F. Information. Manager may develop any necessary informational material, mass media releases and other related publicity materials in connection with the Facility.

                 G. Regulatory Compliance. Manager shall use its best efforts to obtain and/or maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority necessary for the lawful operation of the Facility.

                 H. Capital Equipment and Improvement. Manager shall advise Owner as to capital equipment and Facility improvements which are needed to maintain or upgrade the quality of the Facility and said equipment, or to replace obsolete or rundown equipment. Owner shall review and act upon Manager's recommendations as expeditiously as possible. Manager shall
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                          not be liable for any cost or liability which owner
                          may incur in the event Owner disregards Manager's recommendations. Manager shall make all necessary and approved repairs, replacements and maintenance within the budgetary limits set forth in the annual capital expenditure budget prepared by Manager pursuant to Section 2(C). Notwithstanding any contrary provisions in this Agreement, Manager shall be entitled, without Owner's consent, to make or commit Owner to make unbudgeted expenditures and/or expenditures in excess of the Budget Threshold for the purposes of emergency repairs involving manifest danger to persons or property or required to avoid suspension of any necessary service at the Facility. However, in no instance shall these unbudgeted expenditures exceed $5,000 without the prior authorization of the owner.

                 I. Ancillary Services. Manager shall negotiate for the provision of necessary ancillary services through qualified contractors and on an ongoing basis shall review and analyze the performance of said ancillary services contractors and, if necessary, shall negotiate additional or alternative contractual arrangements therefor. If any contracts for such services are with related parties to the Manager they will not exceed the cost of similar services that could be provided by an unrelated third party.

                 J. Legal Matters. Manager and Owner shall jointly agree on appropriate legal counsel for matters pertaining to the Facility. Owner shall be responsible for all legal fees, including allocated charges for internal counsel.

                 K. Bookkeeping and Accounting. Manager shall provide bookkeeping and accounting procedures regarding the Facility and the preparation of proper financial records. Bookkeeping and accounting procedures and systems shall be in accordance with the operation capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles.

                 L. Reports. Manager shall prepare and provide to Owner the following reports, which shall reflect operations at the Facility:

                          i. A monthly balance sheet and income statement prepared in accordance with generally accepted accounting principles consistently applied;

                          ii.     Monthly operating trend report;

                          iii.    Monthly facility comparison report
                                  comparing month to date and year to date;

                          iv.     Monthly cash summary and census summary;





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                          v.      Monthly accounts receivable aging and
                                  accounts payable aging schedules;

                          vi. On a quarterly basis, a cost report analysis and marketing analysis;

                          vii. On an annual basis, a repair and improvement budget analysis and insurance coverage analysis;

                          viii. On an annual basis, each Facility's state survey, cost report and fire inspection report;

                          ix. Any additional reasonable operational information which may from time to time be specifically requested by Owner.

                 M. Insurance. Manager shall cause to be obtained and maintained all such insurance coverage, which shall include property damage insurance covering the Facility and the furniture, fixtures and equipment situated therein, and comprehensive general liability and professional liability insurance, for the protection of Owner, Manager, lessee, Facility employees and volunteers of the Facility. Any changes in insurance carrier or coverage deemed necessary by Manager shall be implemented only following review and approval by Owner.

         3. Term. This agreement shall become effective the day and year first written above and shall continue in full force and effect until October 31, 2002, hereinafter referred to as the "Term", unless sooner terminated as provided in paragraph 9 below.

         4. Management Fees. For services performed hereunder, owner shall pay to Manager the following:

                 A. Management Fee. Commencing with January 1, 1993, Owner shall pay to Manager six percent (6%) of the Gross Revenues generated during the immediately preceding month and shall be payable on the 15th day of the month following that month in which revenues were actually collected. "Gross Revenues" shall mean all collected cash receipts generated by the Facility. If the services of Manager commence or terminate other than on the first day of a month, the compensation set forth in the Section 4(B) shall be prorated for the number of days for which services are actually rendered.

                 B. Expense Reimbursement. Owner shall reimburse Manager for the following items:





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                          i.      Reasonable food, lodging and travel expenses
                                  for service to the Facility.

                          ii. Any other items set forth in this Agreement as reimbursable items.

                 C. Late Charges. Owner shall pay to Manager, to the extent permitted by applicable law, interest on any amount owing to Manager under this Agreement which is not paid when due, for any period for which any of the same is overdue (without regard to any grace period), at a rate equal to the lesser of (i) four percent in excess of the rate announced from time to time by Chase Manhattan Bank, N.A. as its prime or reference rate, as such rate may change from time to time, and (ii) the maximum rate of interest permitted by applicable law.

                 D. Method of Payment. Owner shall pay the amounts set f orth in Sections 4(B) and (C) monthly, in advance, no later than the fifteenth (15th) day of the month during which such amounts are earned or paid.
                          Manager shall be entitled to disburse all such amounts to itself out of the accounts provided for in
                          Section 2(D).

         5. Proprietary Interest. The systems, methods, procedures and controls employed by Manager and any written materials or brochures developed by Manager to document the same shall not, at any time, be utilized, distributed copies or otherwise employed or acquired for use outside of this Facility, except with Manager's prior written consent, which Manager may withhold in its sole discretion. Neither owner nor owner's designee shall be entitled to utilize any written material or brochure outside of this Facility which Manager may have developed to document said systems, methods, procedures or controls.

         6. No Guaranty of Profitability. Owner acknowledges that Manager does not guaranty that the Facility will be profitable.

         7. Owner Inspection. During the term, Owner shall have the right, upon request and at reasonable times, to inspect the Facility and to inspect and/or audit all books and records pertaining to the operation thereof.

         8. Responsibility for Funding. Owner shall make funds available sufficient to fund the repair and improvement budget referred to in Section 2(C).

         9.      Termination.

                 A.       This agreement may be terminated by the Owner:

                 1. In the event of material breach by Manager of a material term hereof, which breach is not cured within 60 days after notice by the Owner (unless





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         Manager is using commercially reasonable efforts to cure such failure, in which case such period shall be extended for one year) and such failure is the result of Manager's willful misconduct, gross negligence, or unlawful act as finally determined, by a court having such jurisdiction regarding such matter.

         2. In the event that a petition in bankruptcy is filed by Manager or its permitted assignee, or in the event Manager or its permitted assignee makes an assignment for the benefit of creditors or takes advantage of an insolvency act, by notice to the manager or assignee.

         3. In the event that (i) Manager's or any permitted assignee's corporate existence is dissolved and the duties under this Agreement are not assumed by Manager or Manager's Affiliate (ii) Manager or any permitted assignee ceases to do business for any reason, by notice to the Manager or such assignee, and the duties under this Agreement are not assumed by Manager or Manager's Affiliate.

                 B. This agreement may be terminated by Manager in the event that Manager fails to receive reimbursement of reimbursable expenses or any compensation due Manager pursuant to the terms of this Agreement, or any other compensation due Manager, and such failure continues for a period of 60 days after Managers written notice thereof to Owner. Manager may terminate this Agreement effective immediately upon expiration of 60-day period without further notice to Owner; provided, however, that this Agreement shall not be so terminated if the Owners pay Manager all such expenses and compensation then due and payable on or before the expiration of said 60-day period.

                 C. No termination of this Agreement shall affect any obligation owing by either party hereto to the other which accrued prior to the effective date of such termination.

                 D. Notwithstanding any earlier provisions, and as per Section N, Number 8 of the Restated Limited Partnership Agreement of Jacques-Miller Healthcare Properties, L.P., the Parties' agree that should the Manager become an affiliated party (as defined in Section B of the Restated Limited Partnership Agreement of Jacques-Miller Healthcare Properties, L.P.) with the General Partners of Jacques-Miller Healthcare Properties, L.P., either Manager or Owner may terminate this Agreement on sixty (60) days written notice; Provided however, that such cancellation provision shall be deemed waived if Manager disassociates itself from the General Partners during any such sixty (60) day notice period. Alternatively, Manager may successfully avoid the sixty (60) day cancellation clause by assigning its management obligations to an unaffiliated entity reasonably judged to be capable of fulfilling the Partnership needs for such services.





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         10.     Miscellaneous.

                 A. Disclaimer of Employment of Facility Employees. No person employed by the owner will be an employee of Manager, and Manager shall have no liability for payment of their wages, payroll taxes and other expenses of employment. All such persons will be employees of the Owner, or, pursuant to Section (K) hereof, independent contractors or the employees or independent contractors.

                 B.       Relationship of the Parties: Disclaimer of Liability:
                          Indemnification. The relationship of Manager to Owner shall be that of an independent contractor and all acts performed by Manager pursuant to this Agreement during the Term shall be deemed to be performed in its capacity as an independent contractor. Manager shall not be liable for any loss, expense or liability incurred by or asserted against Owner, unless such loss, expense cost or liability results from the gross negligence or willful misconduct of Manager. Owner shall indemnify and hold Manager harmless from and against any and all loss, expense, cost or liability incurred by or asserted against Manager arising from or related to the Facility; provided, however, that Owner shall not be obligated to indemnify Manager for any loss, expense, cost or liability which results from Manager's gross negligence or willful misconduct.

                 C. Employee Non-solicitation. Recognizing the unique services provided by employee of Manager, during the Tern and for a period of two (2) years after termination of this Agreement, Owner shall not directly or indirectly solicit or employ any employees of Manager to become employees of Owner without Manager's prior written consent, which Manager nay withhold in its sole discretion. Likewise, Manager shall not directly or indirectly solicit or employ any employees of Owner to become employees of Manager without owner's prior written consent, which Owner may withhold in its sole discretion.

                 D. Assignment: Binding Effect. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, Notwithstanding the foregoing, Manager may assign its rights and obligations hereunder to an entity controlling, controlled by or under common control with Manager. This Agreement shall be binding upon and insure to the benefit of the permitted successors and assigns of the parties.

                 E. Notices. All notices required or permitted hereunder shall be given in writing and shall be personally delivered or be sent by registered or certified mail, postage prepaid, to the following addresses or at such other places as either party shall designate in writing:





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                          If to Manager:   Mr. Larry C. Dingmann
                                           14160 Dallas Parkway
                                           Suite 300
                                           Dallas, TX 75240


                          If to owner:     Jacques-Miller Healthcare
                                           Properties, L.P.
                                           c/o Jacques-Miller, Inc., Managing
                                           General Partners
                                           102 Woodmont Blvd, Suite 400
                                           Nashville, TN 37205
                                           Attn: David Griffin, President

Notices shall be deemed effective upon receipt.

                 F. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings, agreements or arrangements, oral or written, between the parties.

                 G. Amendment. This Agreement shall not be modified or amended except by written instrument signed by both of the parties.

                 H. Captions. The captions and headings used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any, of the terms hereof.

                 I. Attorney's Fees. In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs incurred in connections therewith, including reasonable attorney's fees. Reasonably attorney's fees shall include reasonable charges allocated for internal counsel.

                 J. Severability. In the event one or more of the provisions of this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable laws, the validity, legality and enforceability of the remaining provisions hereof shall not, in any way, be impaired thereby.

                 K. Representations. Each of the parties represents and warrants to the other as follows:

                          i. The execution, delivery and performance of this Agreement (a) are within the corporate and partnership powers of the respective parties,





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                                  (b) have been duly authorized by all
                                  necessary corporate or partnership action, and (c) do not and will not (1) require any consent or approval by stockholders or partners, or (2) violate any provision of any law, rule, regulation, order, writ, judgment, decree or award presently in effect having applicability to the parties or the articles of incorporation, bylaws, partnership or joint venture agreements of the parties.

                          ii. This Agreement constitutes the valid and binding obligations of Owner and Manager, respectively, enforceable in accordance with its terms.

                 L. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

                 M. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                 N. Access to Records, Cost Reports and Financial Statements. Each of the parties hereby grant the other, and the appropriate governmental agency access to all contracts, books, documents and records necessary to verify the costs of any contract between any subcontractor and Medicaid/Medicare provider in accordance with state/federal statutory and/or regulatory requirements.





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    IN WITNESS WHEREOF, the parties have each caused the Agreement to be duly executed by its duly authorized officer, as of the date first written above.

Owner:   Jacques-Miller Healthcare Properties, L.P.

             c/o Jacques-Miller, Inc., Managing General Partner

             By: Capital Realty Group Properties, Inc., Its Agent


                 By:  /s/ James A. Stroud, President
                    -----------------------------------
                     James A. Stroud, President

Manager:     Capital Realty Group Senior Housing, Inc.

             d/b/a Capital Senior Living, Inc.


                 By:  /s/ Larry C. Dingmann
                    -----------------------------------
                     Larry C. Dingmann
                     Senior Vice President





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